Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

February 12, 2007

MIDWEST AIR GROUP REPORTS JANUARY PERFORMANCE

Midwest Among Industry Leaders
With Strong Improvement in Traffic, Load Factor and Unit Revenue

Milwaukee, Wisconsin, February 12, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today reported January performance data for Midwest Airlines and Midwest Connect. For January, the company was among the industry leaders in load factor improvement, underscoring its commitment to sustainable growth. At the group level, a 14.1% increase in traffic outpaced a 7.6% increase in capacity, resulting in a 3.8 percentage point increase in load factor compared with January 2006. Revenue per total available seat mile increased 5.6% in the same time period.

Midwest Air Group, Inc. – Performance Report
	January
	2007	2006	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	320,988	281,373	14.1
Scheduled Service Available Seat Miles (000s)	479,893	445,817	7.6
Total Available Seat Miles (000s)	483,751	455,927	6.1
Load Factor (%)	66.9%	63.1%	3.8	pts.
Revenue Yield (estimate)	$0.1356	$0.1370	(1.0)
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.0907	$0.0865	4.9
Total Revenue per Total ASM (estimate)	$0.1045	$0.0990	5.6
Number of Flights	9,393	9,240	1.7
Into-plane Fuel Cost per Gallon (estimate)	$2.02	$2.00	1.0

Midwest Airlines Operations
Origin & Destination Passengers	277,392	246,772	12.4
Scheduled Service Revenue Passenger Miles (000s)	302,405	263,058	15.0
Scheduled Service Available Seat Miles (000s)	448,595	413,324	8.5
Total Available Seat Miles (000s)	452,453	423,293	6.9
Load Factor (%)	67.4%	63.6%	3.8	pts.
Revenue Yield (estimate)	$0.1210	$0.1207	0.3
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.0816	$0.0768	6.2
Total Revenue per Total ASM (estimate)	$0.0970	$0.0911	6.5
Average Passenger Trip Length (miles)	1,090	1,066	2.3
Number of Flights	4,859	4,367	11.3
Into-plane Fuel Cost per Gallon (estimate)	$2.01	$2.00	0.9

Midwest Connect Operations
Origin & Destination Passengers	61,671	60,266	2.3
Scheduled Service Revenue Passenger Miles (000s)	18,583	18,316	1.5
Scheduled Service Available Seat Miles (000s)	31,298	32,493	(3.7)
Total Available Seat Miles (000s)	31,298	32,635	(4.1)
Load Factor (%)	59.4%	56.4%	3.0	pts.
Revenue Yield (estimate)	$0.3730	$0.3718	0.3
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2215	$0.2096	5.7
Total Revenue per Total ASM (estimate)	$0.2566	$0.2406	6.6
Average Passenger Trip Length (miles)	301	304	(0.9)
Number of Flights	4,534	4,873	(7.0)
Into-plane Fuel Cost per Gallon (estimate)	$2.05	$2.03	0.8

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together the airlines offer service to 49 cities. Visit http://www.midwestairlines.com for more information.

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